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                        AGREEMENT OF REORGANIZATION AND MERGER

                                       BETWEEN
\
                             FIRST MERCHANTS CORPORATION

                                         AND

                                UNION NATIONAL BANCORP


    THIS AGREEMENT OF REORGANIZATION AND MERGER ("Agreement"), is entered this 24th day of January, 1996, by and between FIRST MERCHANTS CORPORATION ("First Merchants") and UNION NATIONAL BANCORP ("Union National").

                                 W I T N E S S E T H:

    WHEREAS, First Merchants is a corporation duly organized and existing under the laws of the State of Indiana and a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Muncie, Delaware County, Indiana.

    WHEREAS, Union National is a corporation duly organized and existing under the laws of the State of Indiana and a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Liberty, Union County, Indiana.

    WHEREAS, The Union County National Bank of Liberty (the "Bank") is a national bank duly organized and existing under the laws of the United States and a wholly-owned subsidiary of Union National with its principal banking office in Liberty, Union County, Indiana.

    WHEREAS, it is the desire of First Merchants and Union National to effect a transaction whereby the Bank will become a wholly-owned subsidiary of First Merchants through a statutory merger of Union National with and into First Merchants.

    WHEREAS, a majority of the entire Board of Directors of First Merchants and a majority of the entire Board of Directors of Union National have approved this Agreement, designated it as a plan of reorganization within the provisions of
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and authorized its execution.

    NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, First Merchants and Union National hereby make this Agreement and prescribe the terms and conditions of the merger of

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Union National with and into First Merchants and the mode of carrying the transaction into effect as follows:


                                      SECTION 1

                                      THE MERGER


    Subject to the terms and conditions of this Agreement, on the Effective Date, as defined in Section 11 hereof, Union National shall be merged into and under the Articles of Incorporation of First Merchants, which shall be the "Continuing Company" and which shall continue its corporate existence under the laws of the State of Indiana, pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law and particularly Indiana Code chapter 23-1-40 (the "Merger").


                                      SECTION 2

                                 EFFECT OF THE MERGER

    Upon the Merger becoming effective:

    2.01. GENERAL DESCRIPTION. The separate existence of Union National shall cease and the Continuing Company shall possess all of the assets of Union National including all of the issued and outstanding shares of capital stock of the Bank and all of its rights, privileges, immunities, powers, and franchises and shall be subject to and assume all of the duties and liabilities of Union National.

    2.02. NAME, OFFICES, AND MANAGEMENT. The name of the Continuing Company shall continue to be "First Merchants Corporation." Its principal banking office shall be located at 200 E. Jackson Street, Muncie, Indiana. The Board of Directors of the Continuing Company, until such time as their successors have been elected and qualified, shall consist of the current Board of Directors of First Merchants. The officers of First Merchants immediately prior to the Effective Date shall continue as the officers of the Continuing Company.

    2.03. CAPITAL STRUCTURE. The amount of capital stock of the Continuing Company shall not be less than the capital stock of First Merchants immediately prior to the Effective Date increased by the amount of capital stock issued in accordance with Section 3 hereof.

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    2.04.  ARTICLES OF INCORPORATION AND BYLAWS.  The Articles of Incorporation
and Bylaws of the Continuing Company shall be those of First Merchants immediately prior to the Effective Date until the same shall be further amended as provided by law.

    2.05. ASSETS AND LIABILITIES. The title to all assets, real estate and other property owned by First Merchants and Union National shall vest in the Continuing Company without reversion or impairment. All liabilities of Union National shall be assumed by the Continuing Company.


                                      SECTION 3

                                 CONSIDERATION TO BE
                    DISTRIBUTED TO SHAREHOLDERS OF UNION NATIONAL

    3.01. CONSIDERATION. Upon and by reason of the Merger becoming effective, shareholders of Union National of record on the Effective Date who have not dissented to the Merger in accordance with Indiana Code Chapter 23-1-44 shall be entitled to receive four and 86/100 (4.86) shares of First Merchants common stock for each share of Union National common stock held.

    3.02. NO FRACTIONAL FIRST MERCHANTS COMMON SHARES. Certificates for fractional shares of common stock of First Merchants shall not be issued in respect of fractional interests arising from the exchange ratio, aggregating all shares of First Merchants common stock to be received by each shareholder of Union National. Each Union National shareholder who would otherwise have been entitled to a fraction of a First Merchants share, upon surrender of all of his/her certificates representing Union National common shares, shall be paid in cash in an amount equal to the fraction of the average of the closing price of First Merchants common stock as quoted by NASDAQ for the five trading days preceding the Effective Date.

    3.03. RECAPITALIZATION. If, between the date of this Agreement and the Effective Date, First Merchants issues a stock dividend with respect to its shares of common stock, combines, subdivides, or splits up its outstanding shares or takes any similar recapitalization action, then the number of shares of First Merchants common stock into which each outstanding Union National share will be converted under Section 3.01 hereof shall be adjusted so that each Union National shareholder shall receive such number of First Merchants shares as represents the same percentage of outstanding shares of First Merchants common stock at the Effective Date as would have been represented by the number of shares such shareholder would have received if the recapitalization had not occurred.

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    3.04.  DISTRIBUTION OF FIRST MERCHANTS COMMON STOCK AND CASH.

         (a) Following the Effective Date, distribution of stock certificates representing First Merchants common stock and cash payments for fractional shares shall be made by First Merchants to each former shareholder of Union National within ten (10) days of such shareholder's delivery of his/her certificates representing common stock of Union National to the conversion agent, First Merchants Bank (the "Conversion Agent"). Interest shall not accrue or be payable with respect to any cash payments.

         (b) Following the Effective Date, stock certificates representing Union National common stock shall be deemed to evidence only the right to receive ownership of First Merchants common stock (for all corporate purposes other than the payment of dividends) and cash for fractional shares, as applicable. No dividends or other distributions otherwise payable subsequent to the Effective Date on stock of First Merchants shall be paid to any shareholder entitled to receive the same until such shareholder has surrendered his/her certificates for Union National common stock to the Conversion Agent in exchange for certificates representing First Merchants common stock and cash. Upon surrender, there shall be paid to the recordholder of the new certificate(s) evidencing shares of First Merchants common stock, the amount of all dividends and other distributions, without interest thereon, withheld with respect to such common stock.

         (c) First Merchants shall be entitled to rely upon the stock transfer books of Union National to establish the persons entitled to receive cash and shares of common stock of First Merchants, which books, in the absence of actual knowledge by First Merchants of any adverse claim thereto, shall be conclusive with respect to the ownership of such stock.

         (d) With respect to any certificate for shares of Union National common stock which has been lost, stolen, or destroyed, First Merchants shall be authorized to issue common stock to the registered owner of such certificate upon receipt of an affidavit of lost stock certificate, in form and substance satisfactory to First Merchants, and upon compliance by the Union National shareholder with all procedures historically required by Union National in connection with lost, stolen, or destroyed certificates.

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         (e)  Stock certificates that name Bank as issuer but represent Union
    National common stock shall be deemed stock certificates representing Union National common stock in connection with the Merger and for the purposes of rights and obligations under this Agreement.


                                      SECTION 4

                               DISSENTING SHAREHOLDERS

    Shareholders of Union National shall have the rights accorded to dissenting shareholders under Indiana Code Chapter 23-1-44.


                                      SECTION 5

                                 REPRESENTATIONS AND
                             WARRANTIES OF UNION NATIONAL

    Union National represents and warrants to First Merchants with respect to itself and the Bank as follows: (For the purposes of this Section, a "Disclosure Letter" is defined as a letter referencing Section 5 of this Agreement which shall be prepared and executed by an authorized executive officer of Union National and delivered to and initialed by an authorized executive officer of First Merchants contemporaneous with the execution of this Agreement.)

    5.01. ORGANIZATION AND AUTHORITY. Union National is a corporation duly organized and validly existing under the laws of the State of Indiana, and Bank is a national bank duly organized and validly existing under the laws of the United States. Union National and Bank have the power and authority (corporate and other) to conduct their respective businesses in the manner and by the means utilized as of the date hereof. Union National's only subsidiary is Bank, and Bank has no subsidiaries. Bank is subject to primary federal regulatory supervision and regulation by the Office of the Comptroller of the Currency.

    5.02.  AUTHORIZATION.

         (a) Union National has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. This Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of Union National, enforceable in accordance with its terms except to the extent limited by insolvency, reorganization, liquidation,

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    readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

         (b) Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, does or will (i) conflict with, result in a breach of, or constitute a default under Union National's Articles of Incorporation or By-Laws; (ii) to the best of its knowledge, conflict with, result in a breach of, or constitute a default under any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order or decree, or any note, bond, indenture, mortgage, security agreement, contract, arrangement or commitment, to which Union National or Bank is subject or bound, which as a result of any of the foregoing in this subpart (ii) would materially adversely affect the business or financial condition of Union National or the Bank; (iii) result in the creation of or give any person, corporation or entity, the right to create any material lien, charge, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of Union National or Bank; (iv) terminate or give any person, corporation or entity, the right to terminate, amend, abandon, or refuse to perform any note, bond, indenture, mortgage, security agreement, contract, arrangement or commitment to which Union National or Bank is subject or bound and which in the aggregate are in excess of $50,000; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Union National or Bank is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, mortgage, security agreement, contract, arrangement or commitment in the aggregate in excess of $50,000.

         (c) Other than in connection or in compliance with the provisions of the Bank Holding Company Act of 1956, federal and state securities laws and applicable Indiana banking and corporate statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by Union National of the transactions contemplated by this Agreement.

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     5.03.  CAPITALIZATION.

         (a) As of December 31, 1995, Union National had 200,000 shares of common stock authorized, no par value per share, 193,968 shares of which were issued and outstanding. Such issued and outstanding shares of Union National common stock have been duly and validly authorized by all necessary corporate action of Union National, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders. Union National has no intention or obligation to authorize or issue additional shares of its common stock. Union National has not authorized the issuance of any other class of stock. On a consolidated basis as of December 31, 1995, Union National had total capital of $15,741,000, which consisted of common stock of $970,000, capital surplus of $1,957,000, and retained earnings of $12,814,000.

         (b) As of December 31, 1995, Bank had 100,000 shares of common stock authorized, $10 par value per share, all of which shares were issued and outstanding to Union National. Such issued and outstanding shares of Bank common stock have been duly and validly authorized by all necessary corporate action of Bank, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Bank shareholders. All the issued and outstanding shares of Bank common stock are owned by Union National free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. As of December 31, 1995, Bank had total capital of $15,446,000, which consisted of common stock of $1,000,000, capital surplus of $2,000,000, and undivided profits of $12,446,000.

         (c) There are no options, commitments, calls, agreements, understandings, arrangements or subscription rights regarding the issuance, purchase or acquisition of capital stock, or any securities convertible into or representing the right to purchase or otherwise receive the capital stock or any debt securities, of Union National or Bank by which Union National or Bank is or may become bound. Neither Union National or Bank has any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of its respective outstanding shares of capital stock.

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         (d)  Except as set forth in the Disclosure Letter, no person or entity beneficially owns 5% or more of Union National's outstanding shares of common stock.

    5.04. ORGANIZATIONAL DOCUMENTS. The respective Articles of Incorporation or Association and By-Laws of Union National and Bank have been delivered to First Merchants and represent true, accurate and complete copies of such corporate documents of Union National and Bank in effect as of the date of this Agreement.

    5.05. COMPLIANCE WITH LAW. Neither Union National nor Bank has engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of Union National could result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could materially adversely affect the business, prospects, condition (financial or otherwise) or results of operations of Union National or Bank. Union National and Bank possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of their respective businesses without material interference or interruption and such licenses, franchises, permits and authorizations shall be transferred to First Merchants on the Effective Date without any restrictions or limitations thereon or the need to obtain any consents of third parties. All agreements and understandings with, and all orders and directives of, all regulatory agencies or government authorities with respect to the business or operations of Union National or Bank, including all correspondence, communications and commitments related thereto, are set forth in the Disclosure Letter. Bank has received no inquiries from any regulatory agency or government authority relating to its material noncompliance with the Bank Secrecy Act, the Truth-in-Lending Act or the Community Reinvestment Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder.

    5.06. ACCURACY OF STATEMENTS. Neither this Agreement nor any report, statement, list, certificate or other information furnished or to be furnished by Union National or Bank to First Merchants in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied by Union National or Bank with respect to their businesses, operations and financial condition for inclusion in the proxy statement and registration statement relating to the Merger) contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and for the registration statement at the time it becomes effective) any untrue statement of a material

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act or omits or shall omit to state a material fact necessary to make the statements contained herein or therein not misleading.

    5.07. LITIGATION AND PENDING PROCEEDINGS. Except as set forth in the Disclosure Letter, there are no material claims of any kind, nor any material action, suits, proceedings, arbitrations or investigations pending or, to the knowledge of Union National or Bank, threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does Union National or Bank have any knowledge of a basis for any material claim, action, suit, proceeding, arbitration or investigation) against, by or materially adversely affecting Union National or Bank or their respective businesses, prospects, conditions (financial or otherwise), results of operations or assets, or which would prevent the performance of this Agreement or declare the same unlawful or cause the rescission hereof. There are no material uncured violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to Union National or Bank as a result of an examination by any regulatory agency or body.

    5.08.  FINANCIAL STATEMENTS.

         (a) Union National's consolidated balance sheets as of the end of the three fiscal years ended December 31, 1992, 1993 and 1994 and the nine months ended September 30, 1995 and the related consolidated statements of income, shareholders' equity and cash flows for the years or period then ended (hereinafter collectively referred to as the "Financial Information") present fairly, in all material respects, the consolidated financial condition or position of Union National as of the respective dates thereof and the consolidated results of operations of Union National for the respective periods covered thereby and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. All required regulatory reports have been filed by Union National and Bank with their respective primary federal regulators during 1995, 1994, 1993 and 1992, are true, accurate and complete, in all material respects, and were prepared in conformity with generally accepted regulatory accounting principles applied on a consistent basis.

         (b) Except to the extent that failure to comply with this subsection does not have a material adverse effect on Union National or the Bank, all loans reflected in the Financial Information and which have been made, extended or acquired since September 30, 1995, (i) have been made for good, valuable and adequate consideration in the ordinary

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    course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the extent that Bank has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming Bank as the secured party or mortgagee.

    5.09. ABSENCE OF CERTAIN CHANGES. Except for events and conditions relating to the business environment in general or as set forth in the Disclosure Letter, since September 30, 1995, there has not been any change or event of any character, actual or to Union National's or Bank's knowledge threatened, which in the aggregate materially adversely affects Union National's or Bank's business, prospects, conditions (financial or otherwise), assets or results of operations.

    5.10. ABSENCE OF UNDISCLOSED LIABILITIES. Neither Union National nor Bank is a party to any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually exceeds $10,000 per year or which may not be terminated within one year from the date of this Agreement, except as set forth in the Disclosure Letter or reflected in the Financial Information and except for unfunded loan commitments made in the ordinary course of Bank's business consistent with past practices, nor to the knowledge of Union National does there exist any circumstances resulting from transactions effected or to be effected or events which have occurred or may occur or from any action taken or omitted to be taken which could reasonably be expected to result in any such agreement, contract, obligation, commitment, arrangement, liability, lease or license.

    5.11. TITLE TO ASSETS. Except as set forth in the Disclosure Letter or except to the extent that failure to comply with this Section 5.11 does not have a material adverse effect on Union National or the Bank, Union National and Bank have good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as bank holding company or bank premises and all other real estate owned) and personal property reflected in the Financial Information as of September 30, 1995, good and marketable title to all other properties and assets which Union National or Bank purport to own, good and marketable title to or right to use by terms of lease or contract all other property used in Union National's or Bank's business and good and marketable title to all property and assets acquired since
September 30, 1995, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges, claims or encumbrances of any nature. All real property owned by Union National or Bank is in compliance with all

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applicable laws, statutes, rules, regulations and ordinances relating to the environment, pollution and the treatment, storage, disposal, discharge or release of chemicals and hazardous or toxic substances or wastes and, in all material respects, with all applicable zoning law.

    5.12.  LOANS AND INVESTMENTS.

         (a) Except as set forth in the Disclosure Letter, there is no loan of Bank in excess of $10,000 that has been classified by bank regulatory examiners as "Other Loans Specially Mentioned," "Substandard," "Doubtful" or "Loss," nor is there any loan of Bank in excess of $10,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectibility.
    Bank's loan watch list and all loans in excess of $10,000 that Bank's management has determined to be ninety (90) days or more past due with respect to principal or interest or has placed on nonaccrual status are set forth in the Disclosure Letter.

         (b) Each of the reserves and allowances for possible loan losses and the carrying value for real estate owned which are shown on the Financial Information is, in the opinion of Union National and Bank, adequate in all material respects under the requirements of generally accepted accounting principles applied on a consistent basis to provide for possible losses on loans outstanding and real estate owned as of the date of such Financial Information.

         (c) Except as set forth in the Disclosure Letter, none of the investments reflected in the Financial Information and none of the investments made by Union National or Bank since September 30, 1995 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of Union National or Bank to dispose freely of such investment at any time. Except as set forth in the Disclosure Letter, neither Union National nor Bank are a party to any repurchase agreements with respect to securities.

    5.13.  EMPLOYEE BENEFIT PLANS.

         (a) The Disclosure Letter contains a list identifying each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which (i) is subject to any provision of ERISA, and (ii) is maintained, administered or contributed to by Union National or Bank and covers any employee or former employee of Union National or Bank under which Union

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    National or Bank has any liability.  Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to First Merchants together with the three most recent annual reports prepared in connection with any such plan and the current summary plan descriptions. Such plans are hereinafter referred to individually as an "Employee Plan" and collectively as the "Employee Plans." The Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA are identified in the list referred to above.

         (b) The Employee Plans comply with and have been operated in accordance with all applicable laws, regulations, rulings and other requirements the breach or violation of which could materially affect Union National, Bank, or an Employee Plan. Each Employee Plan has been administered in substantial conformance with such requirements and all reports and information required with respect to each Employee Plan have been timely given.

         (c) No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, for which no statutory or administrative exemption exists, and no "reportable event," as defined in Section 4043(b) of ERISA, has occurred with respect to any Employee Plan. Neither Union National or Bank has any liability to the Pension Benefit Guaranty Corporation ("PBGC"), to the Internal Revenue Service ("IRS"), to the Department of Labor ("DOL") or to an employee or Employee Plan beneficiary under Section 502 of ERISA.

         (d) No "fiduciary," as defined in Section (3)(21) of ERISA, of an Employee Plan has failed to comply with the requirements of Section 404 of ERISA.

         (e) Each of the Employee Plans which is intended to be qualified under Code Section 401(a) has been amended to comply in all material respects with the applicable requirements of the Code, including the Tax Reform Act of 1986, the Revenue Act of 1987, the Technical and Miscellaneous Revenue Act of 1988, the Omnibus Budget Reconciliation Act of 1989, the Revenue Reconciliation Act of 1990, the Tax Extension Act of 1991, the Unemployment Compensation Amendments of 1992, the Omnibus Budget Reconciliation Act of 1993, and the Retirement Protection Act of 1994 and any rules, regulations or other requirements promulgated thereunder (the "Acts"). In addition, each such Employee Plan has been and is being operated in substantial conformance with the applicable provisions of ERISA and the Code, as amended by the Acts. Except as set forth in the Disclosure Letter, Union National and/or Bank, as applicable, sought and received favorable determination letters from the IRS within the applicable remedial amendment periods under Code Section 401(b), and has furnished to First Merchants copies of the most recent IRS determination letters with respect to any such Employee Plan.

         (f) Except as set forth in the Disclosure Letter, no Employee Plan owns any security of Union National or Bank.

         (g) No Employee Plan has incurred an "accumulated funding deficiency," as determined under Code Section 412 and ERISA Section 302.

         (h) Except as set forth in the Disclosure Letter, no Employee Plan has been terminated or incurred a partial termination (either voluntarily or involuntarily).

         (i) No claims against an Employee Plan, Union National or Bank, with respect to an Employee Plan, (other than normal benefit claims) have been asserted or threatened.

         (j) There is no contract, agreement, plan or arrangement covering any employee or former employee of Union National or Bank that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G or Section 162(a)(1) of the Code.

         (k) No event has occurred that would cause the imposition of the tax described in Code Section 4980B. All requirements of ERISA Section 601 have been met.

         (l) The Disclosure Letter contains a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) was entered into, maintained or contributed to, as the case may be, by Union National or Bank and (iii) covers any employee or former employee of Union National or Bank. Such contracts, plans and

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    arrangements as are described above, copies or descriptions of all of which have been furnished previously to First Merchants, are hereinafter referred to collectively as the "Benefit Arrangements." Each of the Benefit Arrangements has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements.

         (m) Neither Union National nor Bank has any present or future liability in respect of post-retirement health and medical benefits for former employees of Union National or Bank.

         (n) Except as set forth in the Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by Union National or Bank relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plans or Benefit Arrangements above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1994.

         (o) For purposes of this Section 5.13, references to Union National or Bank are deemed to include (i) all predecessors of Union National or Bank, (ii) any subsidiary of Union National or Bank, (iii) all members of any controlled group (as determined under Code Section 414(b) or (c)) that includes Union National or Bank, and (iv) all members of any affiliated service group (as determined under Code Section 414(m) or (n)) that includes Union National or Bank.

    5.14 OBLIGATIONS TO EMPLOYEES. Except as set forth in the Disclosure Letter, all accrued obligations and liabilities of Union National and Bank, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by Union National or Bank for their current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract. All obligations and liabilities of Union National and Bank, whether arising by operation of law, by contract, or by past custom, for all forms of compensation which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid. All accruals and reserves referred to in this Section
5.14 are correctly and accurately reflected and accounted for in the books, statements and records of Union National and Bank.

    5.15. TAXES, RETURNS AND REPORTS. Union National and Bank have (a) duly filed all federal, state, local and foreign tax returns of every type and kind required to be filed as of the date hereof, and each return is true, complete and accurate in all material respects; (b) paid in all materials respects all taxes, assessments and other governmental charges due or claimed to be due upon them or any of their income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes reflected in the Financial Information is adequate, in all material respects, to cover all of Union National's and Bank's tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to December 31, 1994. Neither Union National nor Bank has or will have, any material liability for taxes of any nature for or with respect to the operation of their business, including the assets of any subsidiary, from December 31, 1994 up to and including the Effective Date, except to the extent reflected on their Financial Information or on financial statements of Union National or Bank subsequent to such date and as set forth in the Disclosure Letter. Neither Union National nor Bank is currently under audit by any state or federal taxing authority. Except as set forth in the Disclosure Letter, neither the federal, state, or local tax returns of Union National or Bank have been audited by any taxing authority during the past five (5) years.

    5.16. DEPOSIT INSURANCE. The deposits of Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") in accordance with the Federal Deposit Insurance Act, and Bank has paid all premiums and assessments with respect to such deposit insurance.

    5.17. BROKER'S OR FINDER'S FEES. Except as set forth in the Disclosure Letter, no agent, broker or other person acting on behalf of Union National or Bank or under any authority of Union National or Bank is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto, other than attorneys' or accountants' fees, in connection with any of the transactions contemplated by this Agreement.

    5.18. BRING DOWN OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Union National and Bank contained in this Section 5 shall be true, accurate and correct on and as of the Effective Date except as affected by the transactions contemplated by and specified within the terms of this Agreement.

    5.19. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Section 5 shall expire on the Effective Date, and thereafter Union National and Bank shall have no further liability with respect thereto unless a court of competent jurisdiction should determine that any misrepresentation or breach of a warranty was willfully or intentionally caused either by action or inaction.

                                      SECTION 6

                                 REPRESENTATIONS AND
                            WARRANTIES OF FIRST MERCHANTS

    First Merchants hereby represents and warrants to Union National as follows:

    6.01. ORGANIZATION AND QUALIFICATION. First Merchants is a corporation organized and existing under the laws of the State of Indiana and has the corporate power and authority to conduct its business in the manner and by the means utilized as of the date hereof.

    6.02.  AUTHORIZATION.

         (a) First Merchants has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to certain required regulatory approvals. The Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of First Merchants, enforceable in accordance with its terms, except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditor's rights.

         (b) Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, does or will (i) conflict with, result in a breach of, or constitute a default under First Merchant's Articles of

Incorporation or By-laws; (ii) to the best of its knowledge, conflict with, result in a breach of, or constitute a default under any federal, foreign, state, or local law, statute, ordinance, rule, regulation, or court or administrative order or decree, or any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment, to which First Merchants is subject or bound, which as a result of any of the foregoing in this subpart (ii) would materially adversely affect the business or financial condition of First Merchants; (iii) result in the creation of or give any person, corporation or entity, the right to create any material lien, charge, claim, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of First Merchants; (iv) terminate or give any person, corporation or entity, the right to terminate, amend, abandon, or refuse to perform any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment to which First Merchants is a party or by which First Merchant is subject or bound and which in the aggregate are in excess of $50,000; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, First Merchants is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment in the aggregate in excess of $50,000.

         (c) Other than in connection or in compliance with the provisions of the Bank Holding Company Act of 1956, federal and state securities laws, and applicable Indiana banking and corporate statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by First Merchants of the transactions contemplated by this Agreement.

    6.03.  CAPITALIZATION.

         (a) At December 31, 1995 First Merchants had 20,000,000 authorized, no par value, of which 5,053,901 shares were issued and outstanding. The 5,053,901 shares of common stock are validly issued, fully paid and nonassessable.

         (b) First Merchants has 500,000 shares of Preferred Stock authorized, no par value, no shares of which have been issued and no commitments exist to issue any of such shares.

         (c) Other than in connection with the proposed merger of Randolph County Bancorp, Inc. with and into First Merchants and pursuant to First Merchants Dividend Reinvestment and Stock Purchase Plan, Stock Option Plans and Employee Stock Purchase Plans, there are no options, commitments, calls or agreements outstanding regarding the issuance of capital stock or any securities representing the right to purchase or otherwise receive such stock, or any debt securities of First Merchants. First Merchants does not have any outstanding contractual obligation to repurchase, redeem, or otherwise acquire any of its outstanding shares of capital stock.

         (d) The shares of First Merchants' common stock to be issued pursuant to the Merger will be fully paid, validly issued and nonassessable.

    6.04. ORGANIZATIONAL DOCUMENTS. The Articles of Incorporation and By-laws of First Merchants in force as of the date hereof, have been delivered to Union National. The documents delivered by it represent complete and accurate copies of the corporate documents of First Merchants in effect as of the date of this Agreement.

    6.05. ACCURACY OF STATEMENTS. Neither this Agreement nor any report, statement, list, certificate or other information furnished or to be furnished by First Merchants to Union National in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied by First Merchants with respect to its business, operations and financial condition for inclusion in the proxy statement and registration statement relating to the Merger) contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and to the registration statement at the time it become effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

    6.06. COMPLIANCE WITH LAW. First Merchants has not engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of First Merchants, could result in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could materially adversely affect the business, prospects, condition (financial or otherwise) or results of operations of First Merchants. First Merchants possesses all licenses, franchises, permits and other authorizations necessary for the continued conduct of its business without material interference or interruption. There are no agreements or understandings with, nor any orders of directives of, any regulatory agencies or government authorities, which would have a material adverse effect on the consolidated financial position of First Merchants. First Merchants has received no written inquiries from any regulatory agency or government authority relating to its material noncompliance with the Bank Secrecy Act, the Truth-in-Lending Act or the Community Reinvestment Act.

    6.07. FINANCIAL STATEMENTS. First Merchants consolidated balance sheets as of the end of the three (3) fiscal years ended December 31, 1992, 1993 and 1994 and the nine months ended September 30, 1995 and the related consolidated statements of income, shareholders' equity and cash flows for the years or period then ended present fairly, in all material respects, the consolidated financial condition or position of First Merchants as of the respective dates thereof and the consolidated results of operations of First Merchants for the respective periods covered thereby and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. All required regulatory reports have been filed by First Merchants with its primary federal regulator during 1995, 1994, 1993 and 1992, are true, accurate and complete, in all material respects, and have been prepared in conformity with generally accepted regulatory accounting principles applied on a consistent basis.

    6.08. ABSENCE OF CERTAIN CHANGES. Except for events and conditions relating to the business environment in general, since September 30, 1995, there has not been any change or event of any character, actual or to First Merchants knowledge threatened, which in the aggregate materially adversely affects First Merchants consolidated business, prospects, conditions (financial or otherwise), assets or results of operations.

    6.09. FIRST MERCHANTS SECURITIES AND EXCHANGE COMMISSION FILINGS. First Merchants has filed all reports and other documents required to be filed by it under the Securities Exchange Act of 1934 and the Securities Act of 1933, including First Merchants' Annual Report on Form 10-K for the year ended December 31, 1994, and Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, copies of which have previously been delivered to Union National (the "Securities Law Filings"). The Securities Law Filings do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

    6.10. BRING DOWN OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of First Merchants contained in this Section 6 shall be true, accurate and correct on and as of the Effective Date except as affected by the transactions contemplated by and specified within the terms of this Agreement.

    6.11. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Section 6 shall expire on the Effective Date, and thereafter First Merchants shall have no further liability with respect thereto unless a court of competent jurisdiction should determine that any misrepresentation or breach of a warranty was willfully or intentionally caused either by action or inaction.

                                      SECTION 7

                             COVENANTS OF UNION NATIONAL

    Union National covenants and agrees with First Merchants, and covenants and agrees to cause Bank to act, as follows:

    7.01. SHAREHOLDER APPROVAL. Union National shall submit this Agreement to its shareholders for approval at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of Union National.

    7.02. OTHER APPROVALS. Union National and Bank shall proceed expeditiously, cooperate fully and use reasonable efforts to procure upon reasonable terms and conditions all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

    7.03.  CONDUCT OF BUSINESS.

         (a) On and after the date of this Agreement and until the Effective Date or until this Agreement shall be terminated as herein provided, neither Union National nor Bank shall, without the prior written consent of First Merchants, (i) make any material changes in their capital structure;
    (ii) authorize a class of stock or issue, or authorize the issuance of, stock other than or in addition to the outstanding stock as set forth in
    Section 5.03 hereof; (iii) declare, distribute or pay any dividends on their shares of common stock, or authorize a stock split, or make any other distribution to their shareholders, except for (a) the payment by Union National prior to the Effective

Date of quarterly cash dividends on its common stock in March, June, September and December, 1996, which dividends shall not exceed thirty-five cents ($.35), thirty-five cents ($.35), forty cents ($.40), and forty cents ($.40) per share, respectively, provided that Union National shall not pay any such dividend during the fiscal quarter in which the Merger shall become effective and in which Union National shareholders will become entitled to receive dividends on the shares of First Merchants into which the shares of Union National have been converted or in any subsequent fiscal quarter (First Merchants shall advise Union National in writing at least 15 days prior to the Effective Date if it anticipates a change from its historical practice in establishing the record date for determining those shareholders entitled to receive a dividend for the fiscal quarter in which the Merger is to be consummated. Such written notice shall describe the anticipated change in the record date.), and (b) the payment by the Bank to Union National of dividends to pay Union National's expenses of operations and its business and payment of fees and expenses incurred in connection with the transactions contemplated by this Agreement; (iv) merge, combine or consolidate with or, other than in the ordinary course of business, sell their assets or any of their securities to any other person, corporation or entity, effect a share exchange or enter into any other transaction not in the ordinary course of business; (v) incur any liability or obligation, make any commitment, payment or disbursement, enter into any contract, agreement, understanding or arrangement or engage in any transaction, or acquire or dispose of any property or asset having a fair market value in excess of $10,000.00 (except for personal or real property acquired or disposed of in connection with foreclosures on mortgages or enforcement of security interests and loans made or sold by Bank in the ordinary course of business); (vi) subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance; (vii) promote or increase or decrease the rate of compensation (except for promotions and non-material increases in the ordinary course of business and in accordance with past practices) or enter into any agreement to promote or increase or decrease the rate of compensation of any director, officer or employee of Union National or Bank; (viii) execute, create, institute, modify or amend (except to allow a contribution to the Bank's defined contribution plan in connection with the period commencing January 1, 1996 and ending on the Effective Date in an amount based upon the participants' compensation during such period and the Bank's historical contribution percentage of participants' compensation as defined in the plan.), any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement, group insurance contract or other incentive, welfare or employee benefit plan or agreement for current or former directors, officers of employees of Union National or Bank, change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination of pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities; (ix) amend their Articles of Incorporation or By-Laws from those in effect on the date of this Agreement; (x) modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment or severance agreements with respect to any present or former Union National or Bank directors, officers or employees; (xi) give, dispose, sell, convey, assign, hypothecate, pledge, encumber or otherwise transfer or grant a security interest in any common stock of Bank; and (xii) fail to make additions to Bank's reserve for loan, losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices.

         (b) Union National and Bank shall maintain, or cause to be maintained, in full force and effect insurance on its properties and operations and fidelity coverage on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as have previously been maintained by Union National and Bank.

         (c) Union National and Bank shall continue to give to First Merchants and its employees, accountants, attorneys and other authorized representatives reasonable access during regular business hours and other reasonable times to all their premises, properties, statements, books and records.

    7.04. PRESERVATION OF BUSINESS. On and after the date of this Agreement and until the Effective Date or until this Agreement is terminated as herein provided. Union National and Bank each shall (a) carry on their business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use their reasonable efforts to preserve their business organizations intact, to keep their present officers and employees and to preserve their present relationship with customers and others having business dealings with them; and (c) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which they are a party or by which they are or may be subject or bound.

    7.05. OTHER NEGOTIATIONS. Except with the prior written approval of First Merchants, on and after the date of this Agreement and until the Effective Date, Union National and Bank shall not, and shall not permit or authorize their respective directors, officers, employees, agents or representatives to, directly or indirectly, initiate, solicit, encourage, or engage in discussions or negotiations with, or provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock), tender offer, acquisition of control of Union National or Bank or similar transaction involving Union National or Bank (all such transactions hereinafter referred to as "Acquisition Transactions"). Union National and Bank shall promptly communicate to First Merchants the terms of any proposal, written or oral, which either may receive with respect to an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to initiation of any Acquisition Transaction or discussion with respect thereto. The above provisions of this Section 7.05 notwithstanding, nothing contained in this Agreement shall prohibit (i) Union National from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited proposal of an Acquisition Transaction if and to the extent that
(a) the Board of Directors of Union National, after consultation with and based upon the written advice of legal counsel, determines in good faith that such action is required for the directors of Union National to fulfill their fiduciary duties and obligations to the Union National shareholders and other constituencies under Indiana law, and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Union National provides immediate written notice to First Merchants to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, or (ii) the Board of Directors of Union National from failing to make, withdrawing or modifying its recommendation to shareholders regarding the Merger following receipt of a proposal for an Acquisition Transaction if the Board of Directors of Union National, after consultation with and based upon the written advice of legal counsel, determines in good faith that such action is required for the directors of Union National to fulfill their fiduciary duties and obligations to the Union National shareholders and other constituencies under Indiana law.

    7.06. RESTRICTIONS REGARDING AFFILIATES. Union National shall, within 30 days after the date of this Agreement and promptly thereafter until the Effective Date to reflect any changes, provide First Merchants with a list identifying each person who may be deemed to be an "affiliate" of Union National for purposes of Rule 145 under the Securities Act of 1933, as amended ("1933 Act"). Each director, executive officer and other person who is an "affiliate" of Union National for purposes of the 1933 Act shall deliver to First Merchants on or prior to the Effective Date hereunder a written agreement, in form and substance reasonably satisfactory to counsel to First Merchants, providing that such person will not sell, pledge, transfer, dispose of or otherwise reduce his market risk with respect to shares of First Merchants common stock to be received by such person pursuant to this Agreement (a) during the period 30 days prior to the Effective Date, (b) until such time as financial results covering at least 30 days of combined operations of First Merchants and Union National have been published within the meaning of Section 201.01 of the Securities and Exchange Commission's Codification of Financial Reporting Policies, except that any such affiliate may pledge the shares of First Merchants common stock received in connection with the Merger as collateral for other than non-recourse loans without compliance with this Section 7.06(b) and (c) unless such sales, pledges, transfers or dispositions are effected pursuant to an effective registration statement under the 1933 Act or pursuant to Rule 145 of the Securities and Exchange Commission or another exemption from the registration requirements set forth in the 1933 Act, or are otherwise not subject to the registration requirements set forth in the 1993 Act.

    7.07. PRESS RELEASE. Neither Union National or Bank shall issue any press releases or make any other public announcements or disclosures relating to the Merger without the prior approval of First Merchants.

    7.08. DISCLOSURE LETTER UPDATE. Union National shall promptly supplement, amend and update monthly and as of the Effective Date the Disclosure Letter with respect to any matters hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter.

    7.09. COOPERATION. Union National shall generally cooperate with First Merchants and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby. Prior to the Closing (as defined in Section 12), Union National agrees to disclose to First Merchants any fact or matter that comes to the attention of Union National that might indicate that any of the representations or warranties of Union National may be untrue, incorrect, or misleading in any material respect.

                                      SECTION 8

                             COVENANTS OF FIRST MERCHANTS

    First Merchants covenants and agrees with Union National as follows:

    8.01. APPROVALS. First Merchants shall proceed expeditiously, cooperate fully and use reasonable efforts to procure upon reasonable terms and conditions all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement. First Merchants shall provide Union National with copies of proposed regulatory filings in connection with the Merger and afford Union National the opportunity to offer comment on the filings before filing. The approval of First Merchants shareholders of the transactions contemplated by this Agreement is not required.

    8.02. EMPLOYEE BENEFIT PLANS. Within one (1) year following the Effective Date, First Merchants will permit Bank employees to participate in any tax-qualified retirement plan First Merchants maintains for its employees, provided that such an employee meets the applicable participation requirements, in lieu of the Bank's current tax-qualified retirement plan. Until that time, the Bank's current tax-qualified retirement plan will be maintained at the same level, with respect to benefit accruals, provided for on the Effective Date. Following the Effective Date, Bank employees will otherwise receive employee benefits that in the aggregate provide substantially equivalent economic value in comparison to the employee benefits provided to those employees by Union National or the Bank on the Effective Date. For purposes of determining a Union National or Bank employee's eligibility and vesting service under a First Merchants employee benefit plan that the employee is permitted to enter, service with Union National or Bank will be treated as service with First Merchants; provided, however, that service with Union National and Bank will not be treated as service with First Merchants for purposes of benefit accrual.

    8.03. FIRST MERCHANTS BOARD OF DIRECTORS. In connection with the first annual meeting of the shareholders of First

Merchants following the Effective Date, First Merchants shall cause all necessary action to be taken to cause two (2) of the current members of the Board of Directors of Union National to be nominated for election as members of the First Merchants' Board of Directors for three (3)-year terms.

    8.04. PRESS RELEASE. Except as required by law, First Merchants shall not issue any press release to any national wire service relating solely to the Merger without the prior approval of Union National.

    8.05. CONFIDENTIALITY. First Merchants shall, and shall use its best efforts to cause its officers, employees, and authorized representatives to, hold in strict confidence all confidential data and information obtained by it from Union National or Bank, unless such information (i) was already known to First Merchants, (ii) becomes available to First Merchants from other sources,
(iii) is independently developed by First Merchants, (iv) is disclosed outside of First Merchants with and in accordance with the terms of prior written approval of Union National or Bank , or (v) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. First Merchants further agrees that in the event the Agreement is terminated, it will return to Union National all information obtained by First Merchants regarding Union National or Bank, including all copies made of such information by First Merchants.

    8.06. COVENANTS REGARDING THE BANK. Upon consummation of the Merger, the Bank shall be a bank organized under the laws of the State of Indiana and the officers and directors of the Bank in office immediately prior to the consummation of the Merger shall be the officers and directors of the Bank at the Effective Date subject to the provisions of the Bank's Articles of Incorporation and By-Laws. Thereafter, the Bank directors who desire to continue serve in that capacity shall do so for at least the remainder of the one (1) year terms to which they have been elected. The Bank directors will be subject to First Merchants' policy of mandatory retirement at age seventy (70); provided, however, the policy of mandatory retirement will not apply to any of the Bank's current directors until twelve (12) months after the Effective Date. First Merchants intends to continue to operate the Bank as an operating subsidiary of First Merchants under the name "The Union County National Bank of Liberty" with no changes in the number or locations of branches.

    8.07. REGISTRATION STATEMENT; NASDAQ LISTING. First Merchants shall use reasonable efforts to prepare and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a registration statement on Form S-4 or other appropriate registration form to register the shares of common stock of First Merchants to be used in connection with the Merger (the "Registration Statement") and to cause the Registration Statement to be declared effective. First Merchants shall take all such action as is reasonably necessary to qualify the shares of common stock of First Merchants to be issued in connection with the Merger for quotation in the National Association of Securities Dealers Automated Quotation System - National Market System ("NASDAQ-NMS").

    8.08 COOPERATION. First Merchants shall generally cooperate with Union National and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby. Prior to the Closing (as defined in Section 12), First Merchants agrees to disclose to Union National any fact or matter that comes to the attention of First Merchants that might indicate that any of the representations or warranties of First Merchants may be untrue, incorrect, or misleading in any material respect.


                                      SECTION 9

                          CONDITIONS PRECEDENT TO THE MERGER

    The obligation of each of the parties hereto to consummate the transaction contemplated by this Agreement is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Date:

    9.01. SHAREHOLDER APPROVAL. The shareholders of Union National shall have approved, ratified and confirmed this Agreement as required by applicable law.

    9.02. REGISTRATION STATEMENT EFFECTIVE. First Merchants shall have registered its shares of common stock to be issued to shareholders of Union National in accordance with this Agreement with the Securities and Exchange Commission pursuant to the 1933 Act, and all state securities and "blue sky" approvals and authorizations required to offer and sell such shares shall have been received by First Merchants. The registration statement with respect thereto shall have been declared effective by the Securities and Exchange Commission and no stop order shall have been issued or threatened. The shares of common stock of First

Merchants to be issued in connection with the Merger shall be eligible for quotation in NASDAQ-NMS upon notice of issuance.

    9.03. TAX OPINION. The parties shall have obtained an opinion of counsel which shall be in form and content reasonably satisfactory to counsel for all parties hereto, to the effect that the Merger effected pursuant to this Agreement shall constitute a tax-free transaction (except to the extent cash is received) to each party hereto and to the shareholders of each party. Such opinion shall be based upon factual representations received by such counsel from the parties, which representations may take the form of written certifications.

    9.04. AFFILIATE AGREEMENTS. First Merchants shall have obtained (a) from Union National, a list identifying each affiliate of Union National and (b) from each affiliate of Union National, the agreements contemplated by Section 7.06 hereof.

    9.05. REGULATORY APPROVALS. The Board of Governors of the Federal Reserve System and the Indiana Department of Financial Institutions shall have authorized and approved the Merger and the transactions related thereto. In addition, all appropriate orders, consents, approvals and clearances from all other regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the transactions contemplated by this Agreement shall have been obtained.

    9.06. OFFICER'S CERTIFICATE. First Merchants and Union National shall have delivered to each other a certificate signed by their Chairman or President and their Secretary, dated the Effective Date, certifying that (a) all the representations and warranties of their respective corporations are true, accurate and correct on and as of the Effective Date; (b) all the covenants of their respective corporations have been complied with from the date of the Agreement through and as of the Effective Date; and (c) their respective corporations have satisfied and fully complied with all conditions necessary to make this Agreement effective as to them.

    9.07. FAIRNESS OPINION. Union National shall have obtained an opinion from an investment banker of its choosing to the effect that the terms of the Merger are fair to the shareholders of Union National from a financial viewpoint. Such opinion shall be (a) in form and substance reasonably satisfactory to Union National, (b) dated as of a date not later than the mailing date of the Proxy Statement relating to the Merger and (c) included in the Proxy Statement.

    9.08. POOLING OF INTERESTS. First Merchants shall have obtained from its independent accountants, Geo. S. Olive & Co. LLC, or from a nationally recognized accounting firm, in First Merchants sole discretion, a letter to the effect that based upon their review of such documents and information as they deemed relevant, such firm is currently unaware of any reason why the Merger cannot be accounted for as a "pooling of interests."


                                      SECTION 10

                                TERMINATION OF MERGER


    10.01. MANNER OF TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Date by written notice delivered by First Merchants to Union National or by Union National to First Merchants:

         (a) By Union National or First Merchants, if there has been a material misrepresentation, breach of warranty or failure to comply with any covenant on the part of any party in the representations, warranties, and covenants set forth herein; provided the party in default shall have no right to terminate for its own default;

         (b) By Union National or First Merchants, if it shall have reasonably determined that the transactions contemplated by this Agreement have become inadvisable or impracticable by reason of commencement or threat of material litigation or proceedings against any of the parties;

         (c) By Union National or First Merchants if there have been any changes or events of any character, actual or threatened, since September 30, 1995, which in the aggregate materially adversely affect First Merchant's (on the one hand) or Union National's or the Bank's (on the other hand) business, prospects, condition (financial or otherwise), assets or results of operations (excluding events and conditions relating to the business environment in general and those set forth in the Disclosure Letter);

         (d) By Union National or First Merchants, if the transaction contemplated herein has not been consummated by December 31, 1996;

         (e) By First Merchants if any of the items, events or information set forth in any update to the Disclosure Letter has had or, in the reasonable discretion of First Merchants, may have a material adverse effect on the financial condition, results of operations, business, or prospects of Union National or Bank;

         (f) By First Merchants or Union National if, in the opinion of counsel to First Merchants or Union National, the Merger will not constitute a tax-free reorganization under the Code;

         (g) By Union National if First Merchants or any of its subsidiary banks is acquired by a third party in a merger, consolidation, share exchange, stock transaction or asset transaction; if First Merchants enters into an agreement containing the terms and conditions of such a transaction; or if the terms and conditions of such a transaction are publicly disclosed;

         (h) By Union National if between the date of this Agreement and the Effective Date, (i) First Merchants issues, grants, sells or redeems any of its capital stock, or issues, grants, sells or redeems any security, option, warrant or other right that provides for the purchase of capital stock of First Merchants or that is convertible or exercisable into shares of the capital stock of First Merchants, or makes or sets a record date for a distribution of any kind to holders of the capital stock of First Merchants other than regular quarterly cash dividends (excluding shares of First Merchants capital stock and options therefor issued in connection with the proposed merger of Randolph County Bancorp, Inc. with and into First Merchants or pursuant to First Merchants Dividend Reinvestment and Stock Purchase Plan, Stock Option Plans or Employee Stock Purchase Plans (collectively, an "Equity Transaction"), or enters into an agreement, contract or arrangement of any kind relating to an Equity Transaction, and
    (ii) such Equity Transaction, after giving effect to the Merger, would decrease the projected earnings per share or book value per share attributable to the shares to be received by the shareholders of Union National in connection with the Merger;

         (i) By First Merchants if the Merger cannot be accounted for as a "pooling of interests;"

         (j) By Union National, if the appropriate discharge of the fiduciary duties of the Board of Directors of Union National consistent with Section
    7.05 requires that Union National terminate this Agreement; or

         (k)  By First Merchants if it receives written notice under Section
    7.05 that Union National intends to furnish information to or enter into discussions or negotiations with a third party in connection with a proposed Acquisition Transaction, if Union National fails to give any such written notice as required in Section 7.05 or if Union National's Board of Directors fails to make, withdraws or modifies its recommendation to Union National shareholders to vote in favor of the Merger.

    10.02. EFFECT OF TERMINATION. Except as set forth in this Section 10.02, upon termination by written notice, as provided in this Section, this Agreement shall be void and of no further force or effect and there shall be no obligation on the part of Union National or First Merchants or their respective officers, directors, employees, agents, or shareholders, except for payment of their respective expenses and First Merchants obligations under Section 8.05. Notwithstanding the foregoing, in the event of termination by First Merchants in accordance with Section 10.01(k) or by Union National in accordance with Section 10.01(j), Union National shall pay First Merchants the sum of Five Hundred Thousand Dollars ($500,000.00) as liquidated damages. Such payment shall be made within ten (10) days of the date of notice of termination. Union National acknowledges the reasonableness of such amount in light of the considerable time and expense invested and to be invested by First Merchants and its representatives in furtherance of the Merger. Such amount was agreed upon by First Merchants and Union National as compensation to First Merchants for its time and expense and not as a penalty to Union National, it being impossible to ascertain the exact value of the time and expense to be invested. First Merchants shall also be entitled to recover from Union National its reasonable attorney's fees incurred in the enforcement of this Section.


                                      SECTION 11

                               EFFECTIVE DATE OF MERGER

    Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement, the Merger shall become effective at the close of business on the day specified in the Articles of Merger of Union National with and into First Merchants as filed with the Secretary of State of Indiana ("Effective Date"). The Effective Date shall occur no later than the last business day of the month in which that thirty (30) day period following the last approval of the Merger by a federal regulatory agency or governmental authority expires.

                                      SECTION 12

                                       CLOSING

    12.01. CLOSING DATE AND PLACE. The closing of the Merger ("Closing") shall take place at the main office of First Merchants on the Effective Date.

    12.02. ARTICLES OF MERGER. Subject to the provisions of this Agreement, on the Effective Date, the Articles of merger shall be duly filed with the Secretary of State of the State of Indiana.

    12.03. OPINIONS OF COUNSEL. At the Closing, Union National shall deliver an opinion of its counsel, Ice Miller Donadio & Ryan, to First Merchants, and First Merchants shall deliver an opinion of its counsel, Bingham Summers Welsh & Spilman, to Union National, dated as of the date of the Closing and in form reasonably satisfactory to the other party and their counsel.


                                      SECTION 13

                                    MISCELLANEOUS

    13.01. EFFECTIVE AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but none of the provisions thereof shall inure to the benefit of any other person, firm, or corporation whomsoever. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or transferred by either party hereto without the prior written consent of the other party.

    13.02.  WAIVER; AMENDMENT.

         (a) First Merchants and Union National may, by an instrument in writing executed in the same manner as this Agreement: (i) extend the time for the performance of any of the covenants or agreements of the other party under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other party of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition the non-satisfaction or nonfulfillment of which is a condition to the right of the party so waiving to terminate this

    Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

         (b) Notwithstanding approval by the shareholders of Union National, this Agreement may be amended, modified, or supplemented by the written agreement of Union National and First Merchants without further approval of such shareholders, except that no such amendment, modification, or supplement shall result in a decrease in the consideration specified in
    Section 3 hereof or shall materially adversely affect the rights of shareholders of Union National without the further approval of such shareholders.

    13.03. NOTICES. Any notice required or permitted by this Agreement shall be deemed to have been duly given if delivered in person, receipted for or sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

    If to First Merchants:             With a copy to:

    200 E. Jackson Street              Bingham Summers Welsh & Spilman
    Box 792                            2700 Market Tower
    Muncie, IN  47305                  10 West Market Street
    Attn:  Stefan S. Anderson,         Indianapolis, Indiana  46204-2982
      President                        Attn:  David R. Prechtel, Esq.

    If to Union National:              With a copy to:

    107 West Union                     Ice Miller Donadio & Ryan
    P. O. Box 217                      One American Square, Box 82001
    Liberty, IN 47353                  Indianapolis, Indiana 46282-0002
    Attn:  Ted J. Montgomery,          Attn:  Thomas H. Ristine, Esq.
      President

or such substituted address as any of them have given to the other in writing.

    13.04. HEADINGS. The headings in this Agreement have been inserted solely for the ease of reference and should not be considered in the interpretation or construction of this Agreement.

    13.05. SEVERABILITY. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

    13.06. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

    13.07. GOVERNING LAW. This Agreement is executed in and shall be construed in accordance with the laws of the State of Indiana.

    13.08. ENTIRE AGREEMENT. This Agreement supersedes any other agreement, whether oral or written, between First Merchants and Union National relating to the matters contemplated hereby, and constitutes the entire agreement between the parties hereto.

    13.09. EXPENSES. First Merchants and Union National shall each pay their own expenses incidental to the transactions contemplated hereby. It is understood that the cost of the fairness opinion referenced in Section 9.07 shall be borne by Union National whether or not the Merger is consummated.

    IN WITNESS WHEREOF, First Merchants and Union National have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed and attested by their duly authorized officers.


                                            FIRST MERCHANTS CORPORATION

ATTEST:

     /S/ Rodney A. Medler                     By    /S/ Stefan S. Anderson
-----------------------------                    -----------------------------
 Rodney A. Medler, Secretary                    Stefan S. Anderson, President



                                            UNION NATIONAL BANCORP

ATTEST:

    /S/ Millard E. Hays                       By    /S/ Ted J. Montgomery
-----------------------------                    -----------------------------
  Millard E. Hays, Secretary                    Ted J. Montgomery, President